ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Reports 2007 Results

SAN ANTONIO (March 18, 2008) – Abraxas Petroleum Corporation (AMEX:ABP) today reported financial and operating results for the twelve months ended December 31, 2007 and provided an operational update. For reporting purposes, results are consolidated and include Abraxas Petroleum Corporation and its subsidiaries, and Abraxas Energy Partners, L.P. and its subsidiaries.

The twelve months ended December 31, 2007 resulted in:

•	Production of 6.8 Bcfe;
•	Revenue (a) of $50.2 million;
•	EBITDA (a)(b) of $32.7 million;
•	Cash flow (a)(b) of $24.9 million; and
•	Net income of $56.7 million, or $1.22 per share.

(a) excludes unrealized hedge impact.

(b) see reconciliation of non-GAAP financial measures below.

Net income for the twelve months ended December 31, 2007 was $56.7 million, or $1.22 per share, compared to net income during the same twelve-month period of 2006 of $700,000, or $0.02 per share. Included in net income for the twelve months ended December 31, 2007 was recognition of a pre-tax gain in the amount of $59.4 million as a result of the transactions previously announced on May 25, 2007, and an unrealized hedge loss in the amount of $6.3 million. The unrealized hedge loss is associated with Abraxas Energy and is a non-cash item.

Operations

South Texas:

•

In Karnes County, the Gisler #1, an exploratory well targeting the Wilcox formation, was drilled to an approximate total depth 13,000’ and is currently being completed. Abraxas Petroleum owns a 63% working interest in this well.

•

In Lavaca County, the Henson #3H, a horizontal development well targeting the Edwards formation, is currently drilling the curve at a measured depth of approximately 14,300’. After the lateral is drilled, the well will be completed with a multi-stage fracture stimulation. Abraxas Energy owns a 75% working interest in this well.

•

In DeWitt County, the Nordheim #1H, a horizontal development well targeting the Edwards formation, is scheduled to spud after the Henson #3H reaches total depth and the rig is moved to the location. Abraxas Petroleum owns a 100% working interest in this well.

500 N. Loop 1604 East, Suite 100

San Antonio, Texas 78232

Phone: 210.490.4788 Fax: 210.490.8816

West Texas:

•

In Midland County, the Beulah Coleman #13, a development well targeting the Devonian and Spraberry formations at a total depth of approximately 11,700’ is scheduled to spud in the second quarter of 2008. Abraxas Petroleum owns a 100% working interest in this well.

In Wyoming, we are still waiting on approval for our drilling permits, which we currently anticipate receiving during the second quarter of 2008, provided our proposed locations are not within the breeding and nesting sites of certain protected wildlife species.

Numerous non-operated wells are currently being drilled on properties recently acquired from St. Mary Land & Exploration Company (“St. Mary”) in the Rockies and Mid-Continent regions of the U.S. On average, Abraxas Energy owns a relatively small working interest in these wells.

Capital Expenditure Budget

On a consolidated basis, a capital expenditure budget of $55 million is estimated for 2008, excluding the St. Mary acquisition which closed on January 31, 2008.

Abraxas Petroleum’s capital expenditure budget for 2008 of $35 million (exclusive of its $5.6 million share of the acquisition from St. Mary) has been re-affirmed after thorough review. The capital expenditures will target a number of projects in existing fields or prospects in South and West Texas and Wyoming, and may include projects on properties recently acquired from St. Mary.

Abraxas Energy’s capital expenditure budget for 2008 is estimated to be approximately $20 million, or 33% of projected EBITDA. Abraxas Energy will focus its 2008 drilling program in South Texas, in addition to the drilling activity on the properties recently acquired from St. Mary by outside operators.

Consolidated Financials

Generally acceptable accounting principles (GAAP) require Abraxas Petroleum to consolidate (and incorporate) the financial results of Abraxas Energy and its subsidiaries into Abraxas Petroleum’s financial results. While this presentation may be proper under GAAP, it can be confusing to the investment community. Therefore, in addition to the consolidated financial statements provided herein, we have included a summary of Abraxas Petroleum’s financials for the twelve months ended December 31, 2007 on a stand-alone basis. Abraxas Petroleum’s stand-alone financials provide the investment community a transparent representation of Abraxas Petroleum’s financial situation as the figures include cash distributions made by Abraxas Energy to Abraxas Petroleum, but exclude all of Abraxas Energy’s revenues, expenses, and balance sheet items, including non-cash items, such as unrealized hedge gains or losses. These financials also include the 6 months before the formation of Abraxas Energy; therefore, they may not be useful for year to year comparisons. Abraxas Energy has approximately 85% of its projected production from its existing producing reserves hedged with NYMEX-based fixed priced swaps for the next four years. As commodity prices fluctuate, the hedges are valued against current market prices at the end of each reporting period, and GAAP derivative accounting rules require Abraxas Energy to either record an unrealized hedge gain or loss based on the calculated value difference from the previous period end valuation. These unrealized hedge gains or losses are non-cash items and may fluctuate drastically period to period.

Recent Acquisition of Properties

Transition and integration of the properties acquired from St. Mary on January 31, 2008 is progressing smoothly. Abraxas Petroleum assumed operations of the operated properties on March 1, 2008. Due to the material effect of this acquisition on Abraxas Energy, the process of incorporating the acquired properties and year-end financials into its registration statement is underway.

“2007 was a watershed year for Abraxas. Our balance sheet was literally transformed through the formation of Abraxas Energy Partners, L.P. which reduced our debt to zero. With our balance sheet issues behind us, we can turn our full attention to exploiting and producing our assets as those are the fundamentals that drive our business. We set many gears in motion during the second half of 2007 which have set the stage for a very active drilling program in 2008. With $55 million in capital projects budgeted for the year, we should realize significant growth in production as we progress throughout the year. We look forward to a great 2008,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call

Abraxas invites you to participate in a conference call on Tuesday, March 18, 2008, at 2:00 p.m. CT to discuss the contents of this release and respond to questions. Please dial 1.888.680.0890, passcode 64892210, 10 minutes before the scheduled start time, if you would like to participate in the call. The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations. In addition to the audio webcast replay, a podcast and transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in Texas and Wyoming. Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by Abraxas Energy Partners, L.P.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

(In thousands except per share data):	Twelve Months Ended December 31,
	2007	2006

Financial Results:
Revenues (a)	$50,234	$51,642
EBITDA (a)(b)	32,737	34,885
Cash flow (a)(b)	24,880	18,280
Net income	56,702	700
Net income per share – basic	$1.22	$0.02
Weighted average shares outstanding – basic	46,337	42,579

Production:
Crude oil per day (Bopd)	540	549
Natural gas per day (Mcfpd)	15,254	17,849
Natural gas equivalents per day (Mcfepd)	18,491	21,144
Natural gas equivalents (Bcfe)	6.75	7.72

Realized Prices, net of realized hedge impact:
Crude oil (Bbl)	$65.30	$62.10
Natural gas (Mcf)	6.46	5.77
Natural gas equivalent (Mcfe)	7.23	6.48

Expenses:
Lease operating ($ per Mcfe)	$1.10	$0.94
Production taxes (% of oil and gas revenue)	8.2%	9.1%
General and administrative, excluding stock-based compensation ($ per Mcfe)	0.81	0.54
Cash interest ($ per Mcfe)	1.16	2.15
Depreciation, depletion and amortization ($ per Mcfe)	2.12	1.94

(a)	Excludes unrealized hedge impact.
(b)	See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	December 31, 2007	December 31, 2006

Cash	$18,936	$43
Working capital (deficit)	11,348	(3,719)
Property and equipment - net	117,027	104,411
Total assets	147,119	116,940

Long-term debt	45,900	127,614
Stockholders’ equity (deficit)	55,847	(22,165)
Common shares outstanding	49,021	42,727

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

STATEMENTS OF OPERATIONS

(In thousands except per share data)	Years Ended December 31,
	2007	2006	2005
Revenues:
Oil and gas production revenues	$46,906	$49,448	$47,905
Realized hedge gain (loss)	1,925	565	(139)
Unrealized hedge gain (loss)	(6,288)	81	(452)
Rig revenues	1,396	1,613	1,295
Other	7	16	16
	43,946	51,723	48,625
Operating costs and expenses:
Lease operating	7,427	7,291	6,870
Production taxes	3,827	4,485	4,224
Depreciation, depletion, and amortization	14,292	14,939	8,914
Rig operations	801	819	756
General and administrative (including stock- based compensation of $996, $998 and $247)	6,438	5,160	5,757
	32,785	32,694	26,521
Operating income	11,161	19,029	22,104

Other (income) expense:
Interest income	(408)	(29)	(19)
Interest expense	8,392	16,767	13,989
Amortization of deferred financing fees	671	1,591	1,589
Loss on debt extinguishment	6,455	—	—
Gain on sale of assets	(59,439)	—	—
Other	347	—	274
	(43,982)	18,329	15,833
Income before income tax and minority interest	55,143	700	6,271
Income tax expense	(283)	—	—
Income before minority interest	54,860	700	6,271
Minority interest	1,842	—	—
Income from continuing operations	56,702	700	6,271
Income from discontinued operations	—	—	12,846
Net income	$56,702	$700	$19,117

Net income per common share – basic:
Net income from continuing operations	$1.22	$0.02	$0.16
Net income from discontinued operations	—	—	0.33
Net income per common share - basic	$1.22	$0.02	$0.49
Net income per common share – diluted:
Net income from continuing operations	$1.19	$0.02	$0.15
Net income from discontinued operations	—	—	0.31
Net income per common share - diluted	$1.19	$0.02	$0.46

Weighted average shares outstanding:
Basic	46,337	42,579	39,367
Diluted	47,593	43,862	41,164

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles (“GAAP”), discretionary cash flow and EBITDA are appropriate measures of Abraxas’ ability to satisfy capital expenditure obligations and working capital requirements. Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas’ cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. As cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Cash flow is defined as operating income (loss) plus depletion, depreciation and amortization expenses, non-cash expenses, unrealized (gains) losses on the settlement of non-hedge derivatives and cash portion of other income (expense) and cash interest. The following table provides a reconciliation of cash flow to operating income for the periods presented.

(In thousands)	Twelve Months Ended December 31,
	2007	2006

Operating income	$11,161	$19,029
Unrealized hedge loss (gain)	6,288	(81)
Depletion, depreciation and amortization	14,292	14,939
Stock-based compensation	996	998
Interest, excluding asset retirement obligations	(7,857)	(16,605)
Cash flow	$24,880	$18,280

EBITDA is defined as net income (loss) plus interest expense, depletion, depreciation and amortization expenses, deferred income taxes and other non-cash items. The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income to operating income.

(In thousands)	Twelve Months Ended December 31,
	2007	2006
Operating income	$11,161	$19,029
Unrealized hedge loss (gain)	6,288	(81)
Depletion, depreciation and amortization	14,292	14,939
Stock-based compensation	996	998

EBITDA	$32,737	$34,885

ABRAXAS PETROLEUM CORPORATION

STAND-ALONE

(In thousands except per share data):	Twelve Months Ended December 31,
2007

Financial Results:
Revenue and distributions (a)(b)	$30,914
Net income and distributions (b)(c)	63,183
Net income and distributions per share – basic	$1.36
Weighted average shares outstanding – basic	46,337

Production:
Crude oil per day (Bopd)	327
Natural gas per day (Mcfpd)	7,712
Natural gas equivalents per day (Mcfepd)	9,672
Natural gas equivalents (Bcfe)	3.53

Realized Prices, net of realized hedge effect:
Crude oil (Bbl)	$62.38
Natural gas (Mcf)	6.13
Natural gas equivalent (Mcfe)	6.99

Expenses:
Lease operating ($ per Mcfe)	$1.18
Production taxes (% of oil and gas revenue)	7.9%
General and administrative, excluding stock-based compensation ($ per Mcfe)	1.26
Cash interest ($ per Mcfe)	1.76
Depreciation, depletion and amortization ($ per Mcfe)	2.05

(a)	Excludes unrealized hedge impact.
(b)	Includes distributions from Abraxas Energy attributable to 2007.
(c)	Includes $59.4 million gain as a result of the transactions previously announced on May 25, 2007.

BALANCE SHEET DATA

(In thousands)	December 31, 2007

Cash	$17,177
Working capital	7,607
Property and equipment – net	21,533
Total assets	74,110

Long-term debt	-
Stockholders’ equity	57,493
Common shares outstanding	49,021